PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Fourth Quarter and Full Year 2011 Financial Results

Confirms 2012 Revenue Guidance and Provides 2012 EPS Guidance

Fourth Quarter Highlights:

•	Revenue of $84.5 million, a decline of 12% year-over-year and up 1% sequentially

Gross margin of 16.4% compared to 23.4% year ago
•
Operating loss of $4.1 million; non-GAAP operating income of $1.5 million, a decline of 83% year-over-year

•	Net loss of $3.2 million; non-GAAP net income of $0.5 million, a decline of 91% year-over-year

•	Significantly diversified future revenue base and created Symmetry Surgical business segment with $165 million acquisition of surgical instruments business of Codman & Shurtleff, Inc. in December 2011

WARSAW, Ind., February 23, 2012 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced fourth quarter and full year 2011 financial results for the period ended December 31, 2011.

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	Fourth Quarter			Vs Prior Quarter			Total Year
(in millions,i except per share data)	2011	2010	Change	4Q'11	3Q'11	Change	2011	2010	Change
Revenue	$84.5	$96.0	-12%	$84.5	$84.0	1%	$359.0	$360.8	0%
Operating income (loss)	(4.1)	9.0	-146%	(4.1)	1.7	-341%	8.3	28.2	-71%
Net income (loss)	(3.2)	4.3	-174%	(3.2)	0.5	-740%	2.9	14.0	-79%
EPS	$(0.09)	$0.12	-175%	$(0.09)	$0.01	-1000%	$0.08	$0.39	-79%

Non-GAAP*
Operating income (loss)*	1.5	9.1	-84%	1.5	3.2	-53%	20.5	29.7	-31%
Net income*	0.5	4.9	-90%	0.5	1.5	-67%	10.8	15.5	-30%
EPS*	$0.01	$0.14	-93%	$0.01	$0.04	-75%	$0.30	$0.43	-30%

Revenue by Product: by Segment
OEM Solutions Revenue
Instruments	$27.3	$34.4	-21%	$27.3	$24.8	10%	$115.3	$117.6	-2%
Implants	22.9	26.2	-13%	22.9	26.7	-14%	103.3	111.3	-7%
Cases	15.9	20.3	-22%	15.9	15.9	0%	75.8	74.7	1%
Other	7.2	5.9	22%	7.2	6.1	18%	25.1	22.4	12%
Total OEM Solutions Revenue	$73.3	$86.8	-16%	$73.3	$73.5	0%	$319.5	$326.0	-2%
Symmetry Surgical Revenue	$11.2	$9.2	22%	11.2	$10.5	7%	$39.5	$34.8	14%
Total Revenue	$84.5	$96.0	-12%	$84.5	$84.0	1%	$359.0	$360.8	0%

* Excludes charges for management transition costs, acquisition related costs and impairment of an intangible asset in 2011, as well as facility closure and severance costs and SEC related legal costs incurred in 2011 and 2010 and debt extinguishment costs in 2010 . See “Non-GAAP Financial Measures” below.

Revenue for the fourth quarter 2011 was $84.5 million, compared to $96.0 million in the same period last year and $84.0 million in the third quarter 2011. The year-over-year revenue decline was driven by lower sales in the Company’s OEM Solutions segment of $13.5 million, partially offset by growth in the Company’s Symmetry Surgical segment of $2.0 million, including the impact of the Olsen Medical acquisition, which contributed $1.4 million of revenue in the fourth quarter 2011. The decline in revenue from the Company’s OEM Solutions segment from $86.8 million in the fourth quarter 2010 to $73.3 million in the fourth quarter 2011 was primarily driven by a decline in sales to the Company’s five largest orthopedic OEM customers of $11.9 million due to sluggish procedure growth, which caused our customers to adjust inventory levels and implant orders and to continue to scale back their capital spending on instruments and cases. The increase in revenue from the Company’s Symmetry Surgical segment from $9.2 million in the fourth quarter 2010 to $11.2 million in the fourth quarter 2011 was primarily due to the inclusion of Olsen Medical revenues of $1.4 million in 2011, as well as 6.5% organic growth.

On a sequential basis, fourth quarter 2011 revenue was up 0.6% compared to the third quarter 2011 as a result of increased sales in the OEM Solutions Instruments business, the OEM Solutions Other (primarily aerospace) business, and the Symmetry Surgical segment, partially offset by decreased sales in the OEM Solutions Implants business.

Gross profit for the fourth quarter 2011 was $13.8 million, compared to $22.5 million in the same period last year. Gross margin percentage for the fourth quarter 2011 was 16.4%, compared to 23.4% in the fourth quarter 2010. The decrease in gross margin was driven by manufacturing inefficiencies associated with lower revenue, additional labor maintained despite volume weakness to solidify customer service levels, and unexpected higher costs in material, scrap, consumables and tooling in the Company’s OEM Solutions segment.

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Selling, general and administrative expenses in the fourth quarter 2011 were $16.2 million, compared to $13.4 million in the same period last year. The increase in selling, general and administrative expenses in the fourth quarter 2011 was primarily due to $3.1 million of acquisition related costs associated with the Company’s acquisition of the surgical instruments business of Codman & Shurtleff, Inc in December 2011 and Olsen Medical in August 2011, management transition costs of $0.5 million, as well as increased SEC-related legal costs of $0.2 million and the inclusion of expenses related to Olsen Medical since its date of acquisition. These increases were partially offset by the previously announced management restructuring action completed earlier this year. Impairment charges were $1.5 million in the fourth quarter of 2011 related to the write off the Specialty Surgical Instruments (“SSi”) trade-name. In connection with the acquisition of the surgical instruments business of Codman & Shurtleff, Inc. in December 2011, the Company elected to discontinue using the SSi trade-name. Facility closure and severance costs were $0.2 million in the fourth quarter of 2011, compared to nil in the same period last year.

Operating loss for the fourth quarter 2011 was $4.1 million, compared to operating income of $9.0 million in the same period last year. Operating margin for the fourth quarter 2011 was
(4.8%), compared to 9.4% in the same period last year. Excluding the acquisition related costs, management transition costs, SEC-related legal costs, impairment of intangible asset and facility closure and severance costs referenced above as well as prior year debt extinguishment costs, operating income for the fourth quarter 2011 was $1.5 million, compared to $9.1 million in the same period last year. Acquisition related costs include third party costs associated with the acquisition of Olsen Medical and the surgical instruments business of Codman & Shurtleff, Inc., stock compensation expense related to a stock grant made to members of Symmetry management associated with the successful completion of the Codman acquisition and purchase accounting inventory step-up amortization.

The fourth quarter 2010 included a non-cash gain of $0.2 million for the mark to market of the Company’s interest rate derivative. All existing interest rate derivative instruments were unwound in November 2010 in connection with the Company’s debt refinancing activities and therefore no such gain was recorded in the fourth quarter 2011.

Income tax benefit for the fourth quarter 2011 was $1.8 million, compared to income tax expense of $2.6 million in the same period last year.

Net loss for the fourth quarter 2011 was $3.2 million, or $(0.09) per diluted share, compared to net income of $4.3 million, or $0.12 per diluted share, in the same period last year. Excluding the acquisition related costs, management transition costs, SEC-related legal costs, impairment of intangible asset and facility closure and severance costs referenced above as well as prior year debt extinguishment costs, net income for the fourth quarter 2011 was $0.5 million, or $0.01 per diluted share, compared to $4.9 million, or $0.14 per diluted share in the same period last year.

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The weighted average number of diluted shares outstanding during the fourth quarter of 2011 was 35,691,050.

Revenue for the full year 2011 was $359.0 million, compared to $360.8 million reported in the full year 2010. Full year 2011 revenue in the OEM Solutions segment was $319.5 million, compared to $326.0 million in the same period last year. This decline in revenue was primarily due to a reduction in revenue from the Company’s five largest OEM customers of $10.8 million due to sluggish procedure growth which caused our customers to adjust inventory levels and implant orders and to continue to scale back their capital spending on instruments and cases, predominately in the second half of the year. This was partially offset by favorable foreign currency impacts of $4.0 million and organic growth in smaller OEM customers. Full year 2011 revenue in the Symmetry Surgical segment was $39.5 million, up 13.5% compared to $34.8 million in the same period last year, including the impact of the Olsen Medical acquisition, which contributed $2.1 million of revenue in the full year 2011.

Gross margin percentage for the full year 2011 was 19.8%, compared to 22.1% for the full year 2010. Net income for the full year 2011 was $2.9 million, or $0.08 per diluted share, compared to $14.0 million, or $0.39 per diluted share, reported in the full year 2010. Excluding the acquisition related costs, management transition costs, SEC-related costs, impairment of intangible asset and facility closure and severance costs referenced above as well as prior year debt extinguishment costs, net income for the full year 2011 was $10.8 million, or $0.30 per diluted share, compared to $15.5 million, or $0.43 per diluted share, reported in the full year 2010.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “In 2011 we made substantial progress to transform Symmetry, building upon our industry leadership position and capitalizing on future growth opportunities in our OEM Solutions and Symmetry Surgical business segments. In our core OEM Solutions segment, we continued to make investments to re-establish Symmetry Medical as the ‘go to’ supplier of choice as well as enhance our operational efficiency, quality and regulatory systems, and research and development programs. While these initiatives are still underway, I am very pleased with our customers’ response to our actions and believe that they will lead to long-term benefits including increased market share and higher gross margin driven by improved manufacturing efficiency and new product innovation. While the macro environment for orthopedics remains challenging, we remain encouraged by the potential for new product launch activity beginning in the back half of 2012 as well as the potential for procedural based volume increases.

“During the fourth quarter we completed the transformational acquisition of the surgical instrument business of Codman & Shurtleff, Inc. This business is being integrated with our existing hospital direct business to form Symmetry Surgical. The acquisition positions Symmetry Surgical among the market leaders with more than $100 million in annual sales in the $1 billion market for general surgical instruments. With a broad customer base, significant global presence, a comprehensive portfolio of market leading branded products, and strong intellectual property; Symmetry Surgical has a tremendous opportunity for growth. In addition to significantly higher gross margins and free cash flow, we are excited about the benefits to Symmetry Medical from our new operational capabilities and expanded access to important hospital market intelligence which will fuel our innovation.”

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Financial Guidance

The following forward-looking estimates regarding 2012 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2012, the Company is confirming the revenue guidance provided at the closing of its acquisition of the surgical instruments business of Codman & Shurtleff, Inc and providing earnings per share guidance on both a GAAP and as adjusted*. For the full year 2012, the Company continues to expect revenue to be in the range of $410 million to $425 million.

The Company expects full year 2012 GAAP earnings per diluted share to be in the range of $0.30 to $0.40 and full year 2012 as adjusted* earnings per diluted share to be in the range of $0.55 to $0.65. The as adjusted* earnings per diluted share guidance excludes the impact of acquisition related costs, facility closure and severance costs, impairment of intangible asset, SEC-related legal costs as well as all intangible asset and debt issuance cost amortization and stock compensation expense. These items are expected to negatively impact full year 2012 GAAP earnings per diluted share by approximately $0.25.

Diluted earnings per share – GAAP	$0.30 - $0.40

Estimated Amortization	($0.17)
Estimated stock compensation expense	($0.06)

Estimated all other adjustments	($0.02)

Diluted earnings per share – as adjusted*	$0.55 - $0.65

Conference Call

Symmetry Medical will host a conference call to discuss fourth quarter and full year 2011 financial results at 8:00 a.m. ET on February 23, 2012. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 202-4367 for domestic callers and (617) 213-8845 for international. The reservation number for both is 57961033. After the live webcast, the call will remain available on Symmetry Medical’s website through May 23, 2012. In addition, a telephonic replay of the call will be available until March 1, 2012. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 57288061.

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About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

Non-GAAP Measures

The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude management transition costs, acquisition related costs, SEC-related legal costs, impairment of intangible asset and facility closure and severance costs as well as prior year debt extinguishment costs.

The as adjusted* EPS shown in the guidance section of this release exclude management transition costs, acquisition related costs, SEC-related legal costs, impairment of intangible asset and facility closure and severance costs; as well as all intangible asset and debt issuance cost amortization and stock compensation.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

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Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		YTD
	Dec 31	Jan 1	Dec 31	Jan 1
	2011	2011	2011	2011
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)

Revenue	$84,508	$95,974	$359,046	$360,830
Cost of revenue	70,664	73,505	287,897	281,132

Gross profit	13,844	22,469	71,149	79,698
Selling, general and administrative expenses	16,189	13,405	58,658	50,529
Impairment of intangible asset	1,529	-	1,529	-
Facility closure and severance costs	184	44	2,710	961

Operating income (loss)	(4,058)	9,020	8,252	28,208
Other (income) expense:
Interest expense	1,108	1,133	3,862	5,698
Loss on debt extinguishment	-	828	-	828
Derivatives valuation gain	-	(151)	-	(1,328)
Other	(191)	315	400	1,111

Income (loss) before income taxes	(4,975)	6,895	3,990	21,899
Income tax expense (benefit)	(1,803)	2,606	1,098	7,928

Net income (loss)	$(3,172)	$4,289	$2,892	$13,971

Net income (loss) per share:
Basic	$(0.09)	$0.12	$0.08	$0.39

Diluted	$(0.09)	$0.12	$0.08	$0.39

Weighted average common shares and equivalent shares outstanding:
Basic	35,691	35,457	35,576	35,451
Diluted	35,691	35,836	36,021	35,810

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Symmetry Medical Inc.
Consolidated Balance Sheets
In Thousands
	Dec 31,	Jan 1,
	2011	2011

ASSETS:
Current Assets:
Cash and cash equivalents	$18,931	$15,067
Accounts receivable, net	51,835	50,457
Inventories	84,678	70,373
Refundable income taxes	5,090	1,911
Deferred income taxes	7,535	4,597
Other current assets	3,779	3,281

Total current assets	171,848	145,686
Property and equipment, net	103,363	107,879
Goodwill	230,196	154,218
Intangible assets, net of accumulated amortization	124,276	39,601
Other assets	9,182	2,570

Total Assets	$638,865	$449,954

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$23,343	$23,097
Accrued wages and benefits	7,637	6,808
Other accrued expenses	5,825	3,881
Accrued income taxes	522	233
Deferred income taxes	39	-
Revolving line of credit	6,567	3,692
Current portion of capital lease obligations	483	454
Current portion of long-term debt	5,904	1,397

Total current liabilities	50,320	39,562
Deferred income taxes	18,459	17,692
Accrued income taxes	6,844	6,564
Other liabilities	619	-
Capital lease obligations, less current portion	1,907	2,418
Long-term debt, less current portion	259,317	87,349

Total Liabilities	337,466	153,585

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued December 31, 2011--36,426; January 1, 2011--35,950	4	4
Additional paid-in capital	283,071	279,592
Retained earnings	17,140	14,248
Accumulated other comprehensive income	1,184	2,525

Total Shareholders' Equity	301,399	296,369

Total Liabilities and Shareholders' Equity	$638,865	$449,954

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Reconciliation of Non-GAAP Financial Measures
	Three Months Ended		Total Year
	Dec 31,	Jan 1,	Dec 31,	Jan 1,
	2011	2011	2011	2011
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income (loss), as reported	$(4,058)	$9,020	$8,252	$28,208
Adjustments:
Management transition costs	513	-	3,676	-
Acquisition related costs*	3,127	-	3,602	-
Impairment of intangible asset	1,529	-	1,529	-
SEC-related legal costs**	221	37	684	531
Facility closure and severance costs	184	44	2,710	961

Operating income, as adjusted	$1,516	$9,101	$20,453	$29,700

Net income (loss), as reported	$(3,172)	$4,289	$2,892	$13,971
Adjustments:
Management transition costs	333	-	2,389	-
Acquisition related costs*	2,033	-	2,341	-
Impairment of intangible asset	994	-	994	-
Debt extinguishment costs	-	537	-	537
SEC-related legal costs**	144	24	445	345
Facility closure and severance costs	120	29	1,762	625

Net income, as adjusted	$452	$4,879	$10,823	$15,478

Earning per diluted share, as reported	$(0.09)	$0.12	$0.08	$0.39
Impact of adjustments	0.10	0.02	0.22	0.04

Earning per diluted share, as adjusted	$0.01	$0.14	$0.30	$0.43

* Fourth quarter 2011 and full year 2011 include $1,966 and $2,155, respectively, of acquisition costs; $345 and $631, respectively, of non-cash purchase accounting inventory step-up amortization and $816 and $816, respectively, of non-cash stock compensation expense related to a stock grant made to members of Symmetry management associated with the successful completion of the Codman acquisition.

** Professional fees associated with the informal SEC inquiry which concluded in early 2012.

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